Exhibit 99.1

P R E S S R E L E A S E

For Immediate Release

Splunk Announces Pricing of Follow-On Offering

SAN FRANCISCO — January 22, 2014 — Splunk Inc. (NASDAQ: SPLK), provider of the leading software platform for real-time operational intelligence, today announced the pricing of its underwritten registered public offering of 6,000,000 shares of its common stock at a price to the public of $81.00 per share. Splunk also granted the underwriters an option to purchase up to an additional 900,000 shares of its common stock to cover over-allotments.

Closing of the offering is expected to occur on January 28, 2014, subject to customary closing conditions.

Splunk expects to use the net proceeds from the offering for working capital and other general corporate purposes. In addition, Splunk may use a portion of the proceeds for potential acquisitions of businesses, technologies, or other assets, although Splunk has no agreements or commitments relating to any specific acquisitions at this time.

Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and BofA Merrill Lynch are acting as joint book-running managers for the offering. UBS Securities LLC, Pacific Crest Securities LLC and Cowen and Company LLC are acting as co-managers.

An effective registration statement relating to these securities was filed with the U.S. Securities and Exchange Commission on January 21, 2014.  The offering is being made only by means of the registration statement, including a preliminary prospectus and final prospectus, copies of which may be obtained, when available, from Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, telephone: 1-866-718-1649, or email: prospectus@morganstanley.com; Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010, telephone 1-800-221-1037, or email: newyork.prospectus@credit-suisse.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone 1-866 803-9204; BofA Merrill Lynch, Attn: Prospectus Department, 222 Broadway, New York, NY 10038, email dg.prospectus_requests@baml.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Splunk Inc. | www.splunk.com

For more information, please contact:

Sherry Lowe

Splunk Inc.

415-852-5529

slowe@splunk.com

Investor Contact

Ken Tinsley

Splunk Inc.

415-848-8476

ktinsley@splunk.com